Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-58127, No. 33-57257-99, No. 33-64035-99, No. 333-103541, No. 333-58121, No. 333-105676, No. 333-103540, No. 333-71688, No. 333-125000, No. 333-125002, No. 333-125003, and No. 333-125004 on Forms S-8 of Telephone and Data Systems, Inc. of our report dated March 16, 2006, relating to the financial statements of Los Angeles SMSA Limited Partnership as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, appearing in this Amendment No.1 to the Annual Report on Form 10-K/A of Telephone and Data Systems, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

February 23, 2007